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                                                                       EXHIBIT 5





September 12, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-001

Gentlemen:

I have acted as counsel to Children's Discovery Centers of America, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of its Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 800,000 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"), issuable upon the exercise of options granted under the Company's Stock Option Plan ("Plan") and 83,626 shares of Common Stock issuable upon the exercise of options granted to employees and consultants outside the Plan ("Non-Plan Options").

In this connection, I have reviewed the Company's Certificate of Incorporation and By-Laws, each as amended to date, Resolutions of its Board of Directors, the Plan, agreements relating to the Non-Plan Options and such other documents and corporate records, and have considered such questions of law, as I have deemed appropriate in the circumstances.

Based upon and subject to the foregoing, I am of the opinion that: (i) the issuance and sale of shares of Common Stock upon exercise of any Plan Options or Non-Plan Options, as the case may be, in accordance with the terms and subject to the conditions set forth in the agreements pursuant to which the Plan Options or Non-Plan Options, as the case may be, were granted (together the "Option Agreements") has been duly authorized and (ii) when the consideration for any such shares of Common Stock shall have been received by the Company and shares are issued pursuant to such Plan Options or Non-Plan Options, as the case may be, in accordance with the terms and subject to the conditions set forth in the Option Agreements, such shares of Common Stock will be validly issued, fully paid and nonassessable.


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Securities and Exchange Commission
September 12
Page 2



I am admitted to practice in the State of California. Although I am not admitted to the Bar of the State of Delaware, in rendering this opinion I have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of the State of California and of the United States of America, and the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since I have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,



Frank A. Devine
General Counsel